Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Fit Boxx Holdings Limited:

We consent to the incorporation by reference in the foregoing Amendment No. 4 to the Form F-1 Registration Statement of Fit Boxx Holdings Limited and its subsidiaries (collectively the “Company”) of our report dated on April 1, 2019, relating to our audits of the accompanying consolidated balance sheets of the Company as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2018.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

April 11, 2019